FOR IMMEDIATE RELEASE

USF CORPORATION NAMES RICHARD P. DiSTASIO CHAIRMAN

(CHICAGO – May 5, 2004 USF Corporation (NASDAQ: USFC) today announced that Richard P. DiStasio has been named Chairman of the Board to succeed Neil A. Springer. Mr. Springer will remain on USF’s Board in the role of Lead Director and will serve on the Board’s Audit, Compensation, and Nominating Committee’s.

“I have been grateful for Neil’s counsel and support as we have worked together in reshaping USF and creating value for our employees, customers, and shareholders,” said Richard P. DiStasio, President and Chief Executive Officer of USF.

“I am delighted with the Board’s selection of Dick DiStasio as Chairman of the Board and look forward to working with him in his new role,” said Mr. Springer. “This appointment is a strong vote of confidence in Dick’s leadership and the direction he has set for USF and its operating companies since he came on board in September of 2003. Under Dick’s leadership, the company has successfully launched a number of strategic initiatives that are already having a positive effect on the Company,” said Springer.

Neil A. Springer, age 66, has been a director of the Company since December 1991. He was elected Non-Executive Chairman of the Company in September 2003. He has been Managing Director of Springer & Associates since June 1994. Mr. Springer is a director of Idex Corporation, Walter Industries, Inc., and CUNA Mutual Insurance Society.

Richard P. DiStasio, age 49, joined USF Corporation in September of 2003 as President and Chief Executive Officer. Mr. DiStasio has also been a Director of the Company since September 2003. In 1999, Mr. DiStasio joined Reyes Holdings, LLC, a privately held food and beverage distribution company, as Chief Financial Officer. Later he was promoted to President, U.S. Operations for The Martin-Brower Company, an operating company of Reyes Holdings. In 2001, Mr. DiStasio was named President and Chief Executive Officer of Martin-Brower.

USF Corporation, a $2.3 billion leader in the transportation industry, specializes in delivering comprehensive supply chain management solutions, including high-value next-day, regional and national LTL transportation, forward and reverse logistics, and premium regional and national truckload transportation. The Company serves the North American market, including the United States, Canada and Mexico, as well as the U.S. territories of Puerto Rico and Guam. The USF operating companies interact as a single system to provide services and flexibility to match the needs of their customers. USF Corporation is headquartered in Chicago, Illinois. For more information, visit www.usfc.com.

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Corporate Contact:
USF Corporation
James J. Hyland 773-824-2213